Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media: David Fraser
Stamford, CT: +1 (203) 904 2410	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC.
DECLARES REGULAR QUARTERLY DIVIDEND OF $1.27 PER SHARE

STAMFORD, CT, June 9, 2023 – The Board of Directors of Philip Morris International Inc. (NYSE: PM) today declared a regular quarterly dividend of $1.27 per common share, payable on July 11, 2023, to shareholders of record as of June 23, 2023. The ex-dividend date is June 22, 2023. For more details on stock, dividends and other information, see www.pmi.com/dividend.
Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company working to deliver a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products. Since 2008, PMI has invested more than USD 10.5 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. In November 2022, PMI acquired Swedish Match – a leader in oral nicotine delivery – creating a global smoke-free champion led by the companies’ IQOS and ZYN brands. The U.S. Food and Drug Administration (FDA) has authorized versions of PMI’s IQOS Platform 1 devices and consumables and Swedish Match’s General snus as Modified Risk Tobacco Products (MRTPs). As of March 31, 2023, PMI's smoke-free products were available for sale in 78 markets, and PMI estimates that approximately 18.5 million adults around the world had already switched to IQOS and stopped smoking. Smoke-free products accounted for approximately 35% of PMI’s total first-quarter 2023 net revenues. With a strong foundation and significant expertise in life sciences, PMI announced in February 2021 its ambition to expand into wellness and healthcare areas and, through its Vectura Fertin Pharma subsidiary, aims to enhance life through the delivery of seamless health experiences. For more information, please visit www.pmi.com and www.pmiscience.com.
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